EXPENSE LIMITATION AGREEMENT

GREAT-WEST FUNDS, INC.

This EXPENSE LIMITATION AGREEMENT (this “Agreement”), effective August 23, 2019 is by and between Great-West Capital Management, LLC (the “Adviser”), and Great-West Funds, Inc. (“Great-West Funds”). Great-West Funds is a series investment company, and is entering into this Agreement on behalf of, and this Agreement shall apply to, each series of Great-West Funds set forth on SCHEDULE A hereto (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time to add or delete series.

WHEREAS, Great-West Funds is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company;

WHEREAS, Great-West Funds and the Adviser desire that the provisions of this Agreement do not adversely affect a Fund’s status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), do not interfere with a Fund’s ability to compute its taxable income under Code Section 852, and do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562;

WHEREAS, Great-West Funds and the Adviser have entered into an amended and restated investment advisory agreement, dated May 1, 2017, as amended (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory, fund operations, and accounting services to each Fund; and

WHEREAS, Great-West Funds and the Adviser have determined that it is appropriate and in the best interests of the Funds to maintain certain other expenses and limit the total expenses of a Fund and/or a class of a Fund at a level below the level to which each such Fund or class might otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1. Expense Limitation.

1.1 Applicable Expense Limit. For the term of this Agreement, the Adviser will pay any fees and expenses (including the investment advisory fee and expenses paid directly by the Fund) (the “Expenses”), excluding distribution and service (12b-1) fees, shareholder services fees pursuant to the shareholder services agreement, dated May 1, 2015, as amended, acquired fund fee expenses, brokerage expenses, taxes, dividends expenses on short sales, interest expenses, and extraordinary expenses attributable to a class of the Fund (“Excluded Expenses”), that exceed the amount set forth on SCHEDULE A (“the “Expense Limitation Amount”) for each applicable Fund.

1.2 Method of Computation. To determine the Adviser’s obligation with respect to the Expense Limitation Amount, each day the Expenses for each Fund shall be annualized. If the annualized Expenses for any day of a Fund exceed the Expense Limitation Amount of the Fund, the Adviser shall waive or reduce its investment advisory fee or absorb the other Fund expenses in an amount sufficient to pay that day’s Expense Limitation Amount. Amounts owed to a Fund may be offset pursuant to this Agreement against the investment advisory fee payable to the Adviser.

1.3 Reimbursement of Fee Waivers and Expense Reimbursement. If on any day during which the Advisory Agreement is in effect, the estimated annualized Expenses of a Fund for that day are less than the Expense Limitation Amount, the Adviser shall be entitled to reimbursement, subject to approval of the

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Great-West Funds’ Board of Directors, by a Fund of the investment advisory fees waived or reduced, and any other expense reimbursements or similar payments remitted by the Adviser to the Fund pursuant to Section 1 hereof (the “Reimbursement Amount”) within three years after the year in which the Adviser waived or reduced investment advisory fees or reimbursed expenses, to the extent that a Fund’s annualized Expenses plus the amount so reimbursed equals, for such day, the Expense Limitation Amount, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

2. Limitation on Total Operating Expense Ratios.

2.1 Applicable Limitation on Total Operating Expense Ratios. The Adviser hereby agrees to reimburse each of a Fund or class to the extent necessary to maintain a total operating expense ratio for each class of each Fund that does not exceed its capped operating expense ratio (each, a “Capped Operating Expense Ratio”) as set forth on SCHEDULE A attached hereto.

2.2 Method of Computation. To determine the Adviser’s obligation with respect to the Capped Operating Expense Ratio, each day the Expenses for each Fund shall be annualized and subject to the terms of Section 1 of this Agreement. If, after any waiver or reimbursement as required by Section 1 of this Agreement, the annualized operating expenses for any day of a Fund exceed the Capped Operating Expense Ratio of the Fund, the Adviser shall absorb any other Fund expenses and/or pay from the Adviser’s legitimate profits an amount sufficient to pay that day’s Capped Operating Expense Ratio.

2.3 No Reimbursement of Expense Reimbursement. For the avoidance of doubt, the Adviser shall not be entitled to reimbursement by a Fund of any expense reimbursements or similar payments remitted by the Adviser to the Fund pursuant to Section 2 hereof.

3. Reliance on Expense Limit. The Adviser understands and intends that Great-West Funds will rely on this Agreement (a) in preparing and filing amendments to the registration statements for Great-West Funds on Form N-1A with the Securities and Exchange Commission, (b) in accruing each Fund’s expenses for purposes of calculating its net asset value per share, and (c) for other purposes permitted under Form N-1A and/or the 1940 Act, and the Adviser expressly permits Great-West Funds to so rely.

3. Term and Termination.

This Agreement shall have an initial term with respect to each Fund ending on the date indicated on SCHEDULE A, as such schedule may be amended from time to time. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Adviser provides written notice of the termination of this Agreement to Great-West Funds’ Board of Directors within 90 days of the end of the then current term for that Fund. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Advisory Agreement with respect to such Fund, or it may be terminated by Great-West Funds, without payment of any penalty, upon written notice to the Adviser at its principal place of business within 90 days of the end of the then current term for a Fund.

Notwithstanding the foregoing, the Capped Operating Expense Ratio may only be terminated with respect to a Fund upon termination of the Advisory Agreement with respect to such Fund, or it may be terminated by Great-West Funds, without payment of any penalty, upon written notice to the Adviser at its principal place of business within 90 days of the end of the then current term for a Fund.

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4. Miscellaneous.

4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2 Interpretation. Nothing herein shall be deemed to require Great-West Funds or a Fund to take any action contrary to Great-West Funds’ articles of incorporation or similar governing document, as amended from time to time, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive Great-West Funds’ Board of Directors of its responsibility for and control of the conduct of the affairs of Great-West Funds or the Funds.

4.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

4.4 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

GREAT-WEST CAPITAL MANAGEMENT, LLC

Attest: /s/ Ryan L. Logsdon	By: /s/ Scott C. Sipple

Name: Ryan L. Logsdon	Name: Scott C. Sipple

Vice President, Counsel &
Title: Secretary	Title: President & Chief Executive Officer

GREAT-WEST FUNDS, INC.

Attest: /s/ Ryan L. Logsdon	By: /s/ Mary C. Maiers

Name: Ryan L. Logsdon	Name: Mary C. Maiers

Vice President, Counsel &
Title: Secretary	Title: Chief Financial Officer & Treasurer

SCHEDULE A

TO THE

EXPENSE LIMITATION AGREEMENT

Initial term ends on: April 30, 2021

Fund	Expense Limitation Amount	Capped Operating Expense Ratio
Great-West Large Cap Value Fund - Institutional Class Shares	0.61% of the average daily net assets	N/A
Great-West Large Cap Value Fund - Investor Class Shares	0.61% of the average daily net assets	N/A
Great-West Large Cap Value Fund - Investor II Class Shares	0.61% of the average daily net assets	0.81% of the average daily net assets
Great-West Large Cap Value Fund - Class L Shares	0.61% of the average daily net assets	N/A

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